Exhibit 99.1

Sound Financial Bancorp, Inc. Reports Net Income of $1.6 Million for
First Quarter 2018, or $0.62 per share
Board Declares quarterly cash dividend of $0.14 per share

Seattle, Wash., April 26, 2018 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the “Company”) for Sound Community Bank (the “Bank”), today reported net income of $1.6 million for the quarter ended March 31, 2018, or diluted earnings per share of $0.62, as compared to net income of $1.2 million, or diluted earnings per share of $0.46, for the quarter ended December 31, 2017 and $1.4 million, or diluted earnings per share of $0.54, for the quarter ended March 31, 2017.

The Company also announced today that the Board of Directors has declared a cash dividend on Company common stock of $0.14 per share, payable on May 25, 2018 to stockholders of record as of the close of business on May 10, 2018.

“We continue to achieve good growth in both loans and deposits.  The significant increase in non-interest bearing deposits during the quarter helped us hold down our cost of funds despite the rising interest rate environment,” said Laurie Stewart, President and CEO of the Company and the Bank.  “This enabled us to maintain a strong net interest margin,” concluded Ms. Stewart.

Highlights for the quarter ended March 31, 2018 include:

●	Net loans (excluding loans held for sale) increased 2.1% to $554.7 million at March 31, 2018, from $543.4 million at December 31, 2017, and increased 14.5% from $484.5 million at March 31, 2017;
●	Deposits increased 2.9% to $529.2 million at March 31, 2018, from $514.4 million at December 31, 2017, and increased 10.1% from $480.8 million at March 31, 2017;
●	Total assets increased 2.2% to $659.5 million at March 31, 2018, from $645.2 million at December 31, 2017 and increased 14.6% from $575.4 million at March 31, 2017;
●
Net interest income increased 2.0% to $6.5 million during the quarter ended March 31, 2018, from $6.3 million during the quarter ended December 31, 2017 and increased 11.6%, from $5.8 million during the quarter ended March 31, 2017;

●	Net interest margin (“NIM”) was 4.32% for the quarter ended March 31, 2018, compared to 4.37% for the quarter ended December 31, 2017 and 4.28% for the quarter ended March 31, 2017;
●	Nonperforming assets decreased 11.4% to $2.6 million at March 31, 2018, from $2.9 million at December 31, 2017 and decreased 43.9% from $4.3 million at March 31, 2017;
●
Provision for loan losses was $100,000 for the quarter ended March 31, 2018, compared to $250,000 for the quarter ended December 31, 2017.  There was no provision for the quarter ended March 31, 2017; and

●	Provision for income taxes was $423,000 for the quarter ended March 31, 2018, compared to $1.1 million for the quarter ended December 31, 2017 and $760,000 for the quarter ended March 31, 2017.

Both the Company and Bank continue to maintain capital levels in excess of the regulatory requirements and the Bank continued to be categorized as “well-capitalized” at March 31, 2018.

Operating Results

Net interest income increased $125,000, or 2.0%, to $6.5 million during the quarter ended March 31, 2018, compared to $6.3 million during the quarter ended December 31, 2017 and increased $672,000, or 11.6%, from $5.8 million during the quarter ended March 31, 2017.  The change from the prior quarter was primarily a result of higher average loan balances due to loan originations exceeding loan repayments during the period.  The change from the comparable period one year ago was primarily due to the increase in the average balances on loans and cash and cash equivalents, partially offset by the increase in the average balance of deposits and the rise in the cost of borrowings.  Average loan balances were $549.7 million for the quarter ended March 31, 2018 compared to $532.9 million for the quarter ended December 31, 2017 and $495.6 million for the quarter ended March 31, 2017.  The average yield on loans was 5.27% for the quarter ended March 31, 2018 compared to 5.31% for the quarter ended December 31, 2017 and 5.20% for the quarter ended March 31, 2017.  The investment portfolio declined due to principal repayments on securities exceeding purchases during the first quarter of 2018 resulting in higher cash balances at March 31, 2018.  Interest income earned on these cash balances has increased as interest rates have increased over the past year.

Interest expense increased $92,000, or 9.9%, to $1.0 million during the quarter ended March 31, 2018, compared to $931,000 during the quarter ended December 31, 2017 and increased $228,000, or 28.7%, compared to $795,000 for the quarter ended March 31, 2017.  Interest expense on deposits decreased $12,000, or 1.5%, to $810,000 for the quarter ended March 31, 2018, compared to $822,000 for the quarter ended December 31, 2017 and increased $107,000, or 15.2%, from $703,000 during the quarter ended March 31, 2017.  The decrease from the sequential quarter was primarily due to the $12.2 million, or 16.8%, increase in noninterest-bearing deposits during the quarter ended March 31, 2018.  The average cost of deposits was 0.63% for both the first quarter of 2018 and the fourth quarter of 2017 and was 0.60% for the three months ended March 31, 2017.  The increase from the same quarter one year ago was a result of an increase in deposits of $48.4 million, or 10.1%, to $529.2 million at March 31, 2018 compared to $480.8 million at March 31, 2017.  The cost of borrowings increased $104,000, or 95.4%, to $213,000 during the quarter ended March 31, 2018, from $109,000 during the quarter ended December 31, 2017 and increased $121,000, or 131.5%, from $92,000 during the quarter ended March 31, 2017.  The increased cost of borrowings was driven by upward changes in the federal funds rate.  Our weighted-average cost of borrowings was 1.73% for the quarter ended March 31, 2018, compared to 1.43% for the fourth quarter of 2017 and 0.88% for the first quarter of 2017.  The change in the average balance of borrowings from the Federal Home Loan Bank of Des Moines (“FHLB”) also contributed to the increased expense from the same period one year ago.

The net interest margin was 4.32% for the quarter ended March 31, 2018, compared to 4.37% for the quarter ended December 31, 2017 and 4.28% for the quarter ended March 31, 2017.  The modest decline compared to the prior quarter was primarily the result of lower average loan yields.  The increase compared to the year ago period was primarily due to higher average balances and loan yields.

We recorded a provision for loan losses of $100,000 for the quarter ended March 31, 2018, compared to $250,000 for the quarter ended December 31, 2017 and no provision for the quarter ended March 31, 2017.  The decrease from the quarter ended December 31, 2017 was primarily due to a reduction in nonperforming loans.  The increase from the same period a year ago was primarily due to the increase in the balance of the loan portfolio.

Noninterest income increased $38,000, or 3.6%, to $1.1 million for the quarter ended March 31, 2018, compared to the quarter ended December 31, 2017 and increased $95,000, or 9.5% for the quarter ended March 31, 2017.  The increase from the previous quarter was primarily the result of a $54,000 increase in mortgage servicing income, partially offset by a $20,000 decrease in net gain on sales of loans.  The increase in mortgage servicing income was due to a three basis point increase in the market value of the servicing rights.  The decline in the net gain on sale of loans was due to a lower volume of loans originated and sold into the secondary market.  The increase in noninterest income compared to a year ago was the result of an increase of $161,000 in net gain on sales of loans partially offset by decreases in service charges and fee income totaling $51,000.  The decrease in service charges and fee income included a decrease in loan fees partially offset by an increase in early withdrawal penalties on certificates of deposit.  The decrease in loan fees was primarily due to the deferral of additional loan fees in the current quarter compared to the same period in 2017.  Penalties received as a result of the early withdrawal of certificates of deposit increased $15,000 in the first quarter of 2018 to $20,000 compared to $5,000 in the first quarter of 2017.

Noninterest expense increased $541,000, or 11.1%, to $5.4 million for the quarter ended March 31, 2018, compared to $4.9 million for the quarter ended December 31, 2017.  The increase was primarily a result of salaries and benefits expense increasing $539,000 during the quarter.  This increase was attributed to normal year-end salary increases, the yearly bonus program and increased medical premiums.

Noninterest expense increased $816,000, or 17.7% to $5.4 million during the quarter ended March 31, 2018 compared to $4.6 million for the quarter ended March 31, 2017, primarily from higher salaries and benefits, operations, and occupancy expenses.  Salaries and benefits expense increased $450,000 compared to the first quarter of 2017 primarily due to an increase in the number of full-time equivalent employees as a result of the addition of our University Place and Belltown branches, as well as the opening of our loan production office in Sequim.  Operations expense increased $218,000 primarily due to a $124,000 provision for off-balance sheet commitments due to a loss on a loan sold with recourse and increases in audit fees and charitable contributions.

The efficiency ratio for the quarter ended March 31, 2018 was 71.89%, compared to 66.16% for the quarter ended December 31, 2017 and 67.99% for the first quarter of 2017.  The increase in the efficiency ratio compared to the prior quarter and the year ago quarter was due primarily to an increase in salaries and benefits for both periods.

The provision for income taxes decreased $644,000, or 60.4% to $423,000 for the first quarter of 2018, compared to $1.1 million for the fourth quarter of 2017 and decreased $337,000, or 44.3% compared to the first quarter of 2017.  The decrease for both periods was due to the Tax Cuts and Jobs Act which was signed into law on December 22, 2017, which resulted in a $309,000 write-down of our deferred tax asset in the fourth quarter of 2017 and reduced our federal corporate income tax rate from 35% to 21% for the first quarter of 2018.

Balance Sheet Review, Capital Management and Credit Quality

Total assets at March 31, 2018 were $659.5 million, compared to $645.2 million at December 31, 2017.  This increase was primarily a result of the increase in gross loans and higher cash balances.

Gross loans (excluding loans held-for-sale) totaled $560.0 million at March 31, 2018, compared to $548.6 million at December 31, 2017 and $489.3 million at March 31, 2017.  The largest increases in the loan portfolio compared to the prior quarter were in the commercial and multifamily loan portfolio, which increased $10.0 million or 4.7%, and the one- to four- family loan portfolio, which increased $4.9 million or 3.1%.  The largest increases in the loan portfolio compared to the year ago quarter were in the commercial and multifamily loan portfolio, which increased $36.3 million or 19.6%, the one- to four- family loan portfolio, which increased $17.3 million or 12.0%, and the commercial business loan portfolio, which increased $12.5 million or 49.6%.  At March 31, 2018, commercial and multifamily real estate loans accounted for approximately 39.4% of the gross loan portfolio and one- to four- family loans, including home equity loans, accounted for approximately 33.8% of the portfolio.  Consumer loans, consisting of manufactured homes, floating homes and other consumer loans accounted for approximately 9.3% of the portfolio at that date.  Construction and land loans accounted for approximately 10.8% of the portfolio and commercial business loans accounted for approximately 6.7% of the portfolio at March 31, 2018.

Cash and cash equivalents increased $4.0 million, or 6.6%, to $64.7 million at March 31, 2018, compared to $60.7 million at December 31, 2017 and increased $11.9 million, or 22.5% compared to March 31, 2017.  The increase from the prior quarter and one year ago was due to securities repayments in excess of purchases resulting in higher cash balances.

Nonperforming assets (“NPAs”), which are comprised of non-accrual loans, nonperforming troubled debt restructurings (“TDRs”), other real estate owned (“OREO”) and other repossessed assets, decreased $330,000, or 11.4%, to $2.6 million, or 0.39% of total assets, at March 31, 2018, compared to $2.9 million, or 0.45% of total assets, at December 31, 2017 and decreased $1.9 million, or 0.75% of total assets, from $4.3 million at March 31, 2017.

The following table summarizes our NPAs:

Nonperforming Loans:	March 31, 2018		December 31, 2017		March 31, 2017
(Dollars in thousands, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
One- to four- family	$782	30.5%	$837	28.9%	$2,056	47.5%
Home equity loans	452	17.6	722	25.0	799	18.4
Commercial and multifamily	197	7.7	201	6.9	215	5.0
Construction and land	82	3.2	92	3.2	-	-
Manufactured homes	200	7.8	206	7.1	70	1.6
Commercial business	212	8.3	217	7.5	238	5.5
Other consumer	-	-	8	0.3	-	-
Total nonperforming loans	1,925	75.1	2,283	78.9	3,378	78.0
OREO and Other Repossessed Assets:
One- to four- family	28	1.1	-	-	342	7.9
Commercial and multifamily	600	23.4	600	20.7	600	13.9
Manufactured homes	10	0.4	10	0.4	10	0.2
Total OREO and repossessed assets	638	24.9	610	21.1	952	22.0
Total nonperforming assets	$2,563	100.0%	$2,893	100.0%	$4,330	100.0%

The following table summarizes the allowance for loan losses:

	For the Quarter Ended:
Allowance for Loan Losses	March 31, 2018	December 31, 2017	March 31, 2017
(Dollars in thousands, unaudited)
Balance at beginning of period	$5,241	$4,991	$4,822
Provision for loan losses during the period	100	250	-
Net (charge-offs)/recoveries during the period	(13)	-	16
Balance at end of period	$5,328	$5,241	$4,838

Allowance for loan losses to total loans	0.95%	0.96%	0.99%
Allowance for loan losses to total nonperforming loans	276.78%	229.57%	143.26%

The increase in the allowance for loan losses at March 31, 2018, compared to the prior quarter and the same period a year ago was due to the increase in the balance of the loan portfolio and minimal net loan charge-offs.  The gross loan portfolio increased $11.4 million or 2.1% and $70.7 million or 14.5% compared to December 31, 2017, and March 31, 2017, respectively.  Net charge-offs during the first quarter of 2018 totaled $13,000 compared to no net loan charge-offs/recoveries for the fourth quarter of 2017 and net loan recoveries of $16,000 for the first quarter of 2017.

The allowance for loan losses to total loans decreased slightly to 0.95% for the quarter ended March 31, 2018 compared to 0.96% for the quarter ended December 31, 2017 and 0.99% for the quarter ended March 31, 2017.  The allowance for loan losses as a percent of nonperforming loans increased to 276.78% at March 31, 2018 compared to 229.57% at December 31, 2017 and increased from 143.26% at March 31, 2017.  The improvement in this ratio for both periods was due to a decrease in total nonperforming loans as we continue to grow our loans and improve the credit quality of our portfolio.

Deposits increased 2.9% to $529.2 million at March 31, 2018, compared to $514.4 million at December 31, 2017 and $480.8 million at March 31, 2017.  The increase in deposits for the first quarter of 2018 compared to the sequential quarter was due to our continued focus on generating low cost deposits.  The increase in deposits in the first quarter compared to the same quarter last year was the result of organic growth and $14.5 million in deposits assumed in connection with our purchase of the University Place branch in June 2017.  Our noninterest-bearing deposit accounts increased $12.2 million, or 16.8%, to $84.3 million at March 31, 2018 compared to $72.1 million at year end 2017 and increased from $71.6 million at the end of the first quarter in 2017.  The growth in these low cost deposits has been a key contributor in keeping our cost of deposits down. Borrowings decreased to $56.0 million at March 31, 2018, compared to $59.0 million at December 31, 2017 and increased from $25.6 million one year ago.  We utilized borrowings to supplement the growth in our loan portfolio over the past year.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow, and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with two Loan Production Offices, one located in the Madison Park neighborhood of Seattle and one located in Sequim, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), in the Company’s press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: changes in general and local economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company’s ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company’s market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management’s business strategies; changes in the regulatory and tax environments in which the Company operates, including the impact of the “Tax Cuts and Jobs Act” (the “TCJA”) on the Company’s deferred tax asset, and the anticipated impact of the TCJA on the Company’s future earnings; and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC’s website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONSOLIDATED INCOME STATEMENTS	For the Quarter Ended:			Sequential Quarter % Change	Year over Year % Change
(Dollars in thousands, unaudited)	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017
Interest income	$7,492	$7,275	$6,592	3.0%	13.7%
Interest expense	1,023	931	795	9.9	28.7
Net interest income	6,469	6,344	5,797	2.0	11.6
Provision for loan losses	100	250	-	(60.0)	nm
Net interest income after provision for loan losses	6,369	6,094	5,797	4.5	9.9
Noninterest income:
Service charges and fee income	460	453	511	1.5	(10.0)
Earnings on cash surrender value of bank-owned life insurance	79	82	81	(3.7)	(2.5)
Mortgage servicing income	220	166	233	32.5	(5.6)
Net gain on sale of loans	332	352	171	(5.7)	94.2
Total noninterest income	1,091	1,053	996	3.6	9.5
Noninterest expense:
Salaries and benefits	3,141	2,602	2,691	20.7	16.7
Operations	1,239	1,296	1,021	(4.4)	21.4
Regulatory assessments	101	91	124	11.0	(18.5)
Occupancy	474	474	373	-	27.1
Data processing	453	443	407	2.3	11.3
Net loss/(gain) and expenses on OREO and repossessed assets	27	(12)	3	nm	800.0
Total noninterest expense	5,435	4,894	4,619	11.1	17.7
Income before provision for income taxes	2,025	2,253	2,174	(10.1)	(6.9)
Provision for income taxes	423	1,067	760	(60.4)	(44.3)
Net income	$1,602	$1,186	$1,414	35.1%	13.3%
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	For the Quarter Ended:			Sequential Quarter % Change	Year over Year % Change
	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017
KEY FINANCIAL RATIOS (unaudited)
Annualized return on average assets	1.00%	0.77%	0.98%	29.9%	2.0%
Annualized return on average equity	9.67	7.36	9.23	31.4	4.8
Annualized net interest margin	4.32	4.37	4.28	(1.1)	0.9
Annualized efficiency ratio	71.89%	66.16%	67.99%	8.7%	5.7%

PER COMMON SHARE DATA	At or For the Quarter Ended:			Sequential Quarter % Change	Year over Year % Change
(Shares in thousands, unaudited)	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017
Basic earnings per share	$0.64	$0.47	$0.57	36.2%	12.3%
Diluted earnings per share	$0.62	$0.46	$0.54	34.8	14.8
Weighted-average basic shares outstanding	2,520	2,510	2,500	0.4	0.8
Weighted-average diluted shares outstanding	2,591	2,572	2,597	0.7	(0.2)
Common shares outstanding at period-end	2,524	2,511	2,500	0.5	1.0
Book value per share	$26.36	$25.95	$24.65	1.6	6.9%

CONSOLIDATED BALANCE SHEET				Sequential Quarter % Change	Year over Year % Change
(Dollars in thousands, unaudited)	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017
ASSETS
Cash and cash equivalents	$64,689	$60,680	$52,807	6.6%	22.5%
Available-for-sale securities, at fair value	5,268	5,435	6,359	(3.1)	(17.2)
Loans held-for-sale	950	1,777	1,970	(46.5)	(51.8)
Loans	559,979	548,595	489,290	2.1	14.4
Allowance for loan losses	(5,328)	(5,241)	(4,838)	1.7	10.1
Total loans, net	554,651	543,354	484,452	2.1	14.5
Accrued interest receivable	1,962	1,977	1,754	(0.8)	11.9
Bank-owned life insurance, net	13,075	12,750	12,163	2.5	7.5
Other real estate owned (“OREO”) and other repossessed assets, net	638	610	952	4.6	(33.0)
Mortgage servicing rights, at fair value	3,532	3,426	3,558	3.1	(0.7)
Federal Home Loan Bank (“FHLB”) stock, at cost	3,014	3,065	1,731	(1.7)	74.1
Premises and equipment, net	7,545	7,392	6,009	2.1	25.6
Other assets	4,207	4,778	3,621	(12.0)	16.2
TOTAL ASSETS	$659,531	$645,244	$575,376	2.2%	14.6%
LIABILITIES
Deposits:
Interest-bearing	$444,918	$442,277	$409,191	0.6%	8.7%
Noninterest-bearing	84,275	72,123	71,631	16.8	17.7
Total deposits	529,193	514,400	480,822	2.9	10.1
Borrowings	56,000	59,000	25,631	(5.1)	118.5
Accrued interest payable	81	77	87	5.2	(6.9)
Other liabilities	6,605	5,972	6,042	10.6	9.3
Advance payments from borrowers for taxes and insurance	1,106	635	1,166	74.2	(5.1)
TOTAL LIABILITIES	592,985	580,084	513,748	2.2	15.4
STOCKHOLDERS’ EQUITY:
Common stock	25	25	25	-	-
Additional paid-in capital	25,104	24,986	24,134	0.5	4.0
Unearned shares – Employee Stock Ownership Plan (“ESOP”)	(453)	(453)	(683)	-	(33.7)
Retained earnings	41,792	40,493	38,037	3.2	9.9
Accumulated other comprehensive income, net of tax	78	109	115	(28.4)	(32.2)
TOTAL STOCKHOLDERS’ EQUITY	66,546	65,160	61,628	2.1	8.0
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$659,531	$645,244	$575,376	2.2%	14.6%

LOANS				Sequential Quarter % Change	Year over Year % Change
(Dollars in thousands, unaudited)	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017
Real estate loans:
One- to four- family	$162,294	$157,417	$144,948	3.1%	12.0%
Home equity	27,638	28,379	27,533	(2.6)	0.4
Commercial and multifamily	221,255	211,269	184,936	4.7	19.6
Construction and land	60,789	61,482	64,151	(1.1)	(5.2)
Total real estate loans	471,976	458,547	421,568	2.9	12.0
Consumer Loans:
Manufactured homes	17,480	17,111	16,038	2.2	9.0
Floating homes	29,110	29,120	23,746	-	22.6
Other consumer	5,462	4,902	4,244	11.4	28.7
Total consumer loans	52,052	51,133	44,028	1.8	18.2
Commercial business loans	37,854	40,829	25,307	(7.3)	49.6
Total loans	561,882	550,509	490,903	2.1	14.5
Less:
Allowance for loan losses	(5,328)	(5,241)	(4,838)	1.7	10.1
Deferred fees	(1,903)	(1,914)	(1,613)	(0.6)	18.0
Total loans, net	$554,651	$543,354	$484,452	2.1%	14.5%

DEPOSITS				Sequential Quarter % Change	Year over Year % Change
(Dollars in thousands, unaudited)	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017
Noninterest-bearing	$84,275	$72,123	$71,631	16.8%	17.7%
Interest-bearing	178,629	173,413	157,871	3.0	13.1
Savings	50,336	49,450	47,840	1.8	5.2
Money market	49,457	54,860	50,773	(9.8)	(2.6)
Certificates	166,496	164,554	152,707	1.2	9.0
Total deposits	$529,193	$514,400	$480,822	2.9%	10.1%

	At or For the Quarter Ended:			Sequential Quarter % Change	Year over year % Change
CREDIT QUALITY DATA (Dollars in thousands, unaudited)	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017
Nonaccrual loans	$1,793	$2,149	$1,922	(22.8)%	(13.7%)
Nonperforming TDRs	132	134	1,456	(1.5)	(90.9)
Total nonperforming loans	1,925	2,283	3,378	(21.6)	(47.0)
OREO and other repossessed assets	638	610	952	4.6	(33.0)
Total nonperforming assets	$2,563	$2,893	$4,330	(16.1)	(43.9)
Performing TDRs on accrual	$3,246	$3,269	$2,756	(0.7)	17.8
Net (charge-offs)/recoveries during the quarter	(13)	-	16	nm	nm
Provision for loan losses during the quarter	100	250	-	(60.0)	nm
Allowance for loan losses	5,328	5,241	4,838	1.7	10.1
Allowance for loan losses to total loans	0.95%	0.96%	0.99%	(1.0)	(4.0)
Allowance for loan losses to total nonperforming loans	276.78%	229.57%	143.26%	29.7	107.8
Nonperforming loans to total loans	0.34%	0.42%	0.69%	(23.8)	(53.6)
Nonperforming assets to total assets	0.39%	0.45%	0.75%	(17.8)	(50.7%)
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OTHER PERIOD-END STATISTICS	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017	Sequential Quarter % Change	Year over Year % Change
(Dollars in thousands, unaudited)
Sound Community Bank:
Net loan to deposit ratio	104.81%	105.63%	100.75%	(0.8%)	4.0%
Noninterest-bearing deposits / total deposits	15.93%	14.02%	14.90%	13.6%	6.9%

Sound Financial Bancorp, Inc.:
Average total assets for the quarter	$639,741	$619,758	$577,237	3.2%	10.8%
Average total equity for the quarter	$66,245	$64,472	$61,302	2.8%	8.1%

Media/Financial:
Laurie Stewart
President/CEO and Interim CFO
(206) 448-0884 x306